Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (“Agreement”) is made and entered into as of May 18, 2007 (“Effective Date”), by and between Convergys Corporation, its affiliates and subsidiaries, an Ohio corporation with offices located at 201 East Fourth Street, Cincinnati, Ohio 45202 (“Convergys”) and Intervoice, Inc, its affiliates and subsidiaries, a Texas corporation (“Company”).

BACKGROUND

Convergys and Company, for their mutual benefit, are considering a transaction (the “Transaction”). In the course of discussions between the parties it is contemplated that non-public, confidential and proprietary information may be exchanged for the purpose of evaluating the proposed Transaction. Each party desires to protect its proprietary and confidential information and to prevent other persons and entities from acquiring, appropriating or discovering its proprietary and confidential information.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties agree and covenant as follows:

1 Confidentiality Each party (“Receiving Party” or “Disclosing Party”, as appropriate) agrees to regard and preserve as confidential any and all business, technical and financial information, including, but not limited to, proposals, specifications, design plans, prototypes, drawings, software, software documentation, material, documents and data related to the business activities of the other party, that may be disclosed to, received or passively observed by, the Receiving Party from the Disclosing Party (“Confidential Information”) Confidential Information shall include the fact that the parties are considering a Transaction.

Confidential Information shall not include information which is or becomes through no fault of the Receiving Party part of the public domain; which was already known to the Receiving Party at the time of disclosure; which is independently developed by the Receiving Party; which is lawfully obtained by the Receiving Party from a third party in the absence of a breach of this Agreement by the Receiving Party; or which is disclosed pursuant to law, judicial order or government regulation so long as the Receiving Party promptly notifies the other party prior to disclosure in order to allow the other party the opportunity to seek a protective order or other appropriate remedy.

Unless otherwise provided in this Agreement, for three (3) years after the Effective Date, the Receiving Party: (i) shall hold the Confidential Information in trust and confidence for the other party and shall protect the Confidential Information with the same degree of care as the Receiving Party employs for the protection of its own confidential information; (ii) shall not disclose, reveal, make accessible or make available to any person or entity any Confidential Information; (iii) shall only use and reproduce the Confidential Information for the limited purpose of performing an evaluation of the possible Transaction between the parties and, in such performance, shall limit access to and disclosure of the Confidential Information to the Receiving Party’s employees or agents on a “need to know” basis only (and advise such employees or agents of the obligations assumed herein); (iv) shall not disclose the existence of these discussions regarding a potential Transaction or any information regarding potential Transaction alternatives; and (v) except as permitted under (iii) above, shall not use or exploit any such Confidential Information for its own benefit or any other person’s or entity’s benefit.

2. Ownership and Return. The Receiving Party acknowledges and agrees that all of the Confidential Information of the other party is and shall remain the sole and exclusive property of the other party Upon the expiration of the obligations under this Agreement or an earlier request by the other party, the Receiving Party shall have no right to keep or use the Confidential Information, and shall either (i) promptly destroy all copies of tangible Confidential Information in its and its agents’ possession and certify such destruction to the other party in writing, or

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(ii) promptly deliver to the other party all tangible Confidential Information in its and its agents’ possession. Any intangible Confidential Information will continue to be subject to the terms of this Agreement.

3. Solicitation of Employees. For a period of one year from the date hereof, neither party shall directly solicit for employment any employee of the other party with whom it comes into contact in connection with the discussions regarding the Transaction. It shall not be considered direct solicitation hereunder if such employee responds to general advertisements of the other party or if such employee makes the initial contact with the other party seeking employment.

4. Compelled Disclosure. In the event that the Receiving Party is requested or required (by oral question, interrogatories, request for information or documents, subpoena, civil or administrative investigative demand or similar process) to disclose any Confidential Information, it is agreed that the Receiving Party will provide the Disclosing Party with prompt notice of each such request or requirement, so that the Disclosing Party may seek an appropriate protective order and/or waive compliance with the provisions of this letter agreement. It is further agreed that if, in the absence of a protective order or receipt of a waiver hereunder the Disclosing Party is nonetheless, in the opinion of the Receiving Party’s counsel, compelled to disclose any of such Confidential Information, the Receiving Party may so disclose such Confidential Information as requested or required without liability hereunder.

5. Remedies. In the event of any actual or threatened breach by the Receiving Party of any provision of this Agreement, the Receiving Party acknowledges that the other party may incur significant and irreparable damage for each such breach and that the other party may have no adequate remedy at law for such breach. Therefore, in addition to any other remedies that may be available to the parties at law or in equity, the Disclosing Party shall be entitled to seek injunctive relief. The rights and remedies of the parties hereto shall not be mutually exclusive and the exercise of one or more rights or remedies provided for by this Agreement shall not preclude the exercise of any other rights or remedies provided for by this Agreement or by law, equity, statute or otherwise.

6. Definitive Agreement. The parties each acknowledge and agree that, unless and until a definitive agreement concerning the Transaction has been properly executed by the parties and delivered pursuant to due authorization, neither party will be under any legal obligation of any kind to Proceed with the Transaction, in whole or in part, or to continue discussions relating thereto by virtue of this Agreement or any other written or oral expression with respect to such Transaction by either of us or any of our respective representatives or agents.

7. Miscellaneous. This Agreement constitutes the entire understanding between the parties as to the Confidential Information and merges all prior discussions between the parties relating thereto. Each party hereto acknowledges that this Agreement does not in any way, expressly or implied, create any obligation on either party to pursue or consummate any business or other relationship. This Agreement shall be interpreted, construed and enforced according to the laws of the State of Ohio, without regard to its principles of conflicts of law. This Agreement shall inure to and bind the successors and assigns of the respective parties; provided, however, that nothing herein shall be construed to permit the sale, assignment or delegation of the parties’ interests and/or obligations hereunder. Any waiver by any party of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party. In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties. The provisions of this Agreement are severable. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or representatives. Facsimile signatures shall have the same force and effect as original signatures.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date

Convergys Corporation		Company

By:	/s/ Alan Ashworth	By:	/s/ Craig Holmes
Print Name:	Alan Ashworth	Print Name:	Craig Holmes
Title:	Director Corporate Development	Title:	CFO
Date:	5/18/07	Date:	5/18/07

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FIRST AMENDMENT TO CONFIDENTIALITY AGREEMENT

This First Amendment to Confidentiality Agreement (“Amendment”) is made and entered into as of January 8, 2008, by and between Convergys Corporation, its affiliates and subsidiaries, an Ohio corporation with offices located at 201 East Fourth Street, Cincinnati, Ohio 45202 (“Convergys”) and Intervoice, Inc., its affiliates and subsidiaries, a Texas corporation (“Company”), and is an amendment of that certain Confidentiality Agreement entered into as of May 18, 2007 by and between Convergys and the Company (the “Original Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings given them in the Original Agreement.

BACKGROUND

Convergys and the Company had previously entered into the Original Agreement. The parties hereto now desire to amend the Original Agreement so that the Original Agreement shall continue in full force and effect as amended by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties agree and covenant as follows:

1. Amendments to Section 1. Section 1 of the Original Agreement is hereby amended as follows:

(i)	the following words are hereby added to the end of the second paragraph of such Section 1:

and such information is disclosed in compliance with the requirements for disclosure of Confidential Information set forth in Section 4 of this Agreement.

(ii)	the following sentence is hereby added to the end of the third paragraph of such Section 1:

Each Receiving Party hereby agrees that (i) any disclosure or provision of information by a party’s employees, officers, agents, or representatives (collectively, “Representatives”) shall be deemed to be a disclosure or provision of such information by such party, and (ii) it shall be a breach of this Agreement by such Receiving Party if its Representatives disclose or use Confidential Information in a manner that would result in a breach of this Agreement if such disclosure or use were effected by such Receiving Party.

2. Amendments to Section 2. Section 2 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

The Receiving Party acknowledges and agrees that all of the Confidential Information of the other Party is and shall remain the sole and exclusive property of the other Party. Upon the expiration of the obligations under this Agreement or an earlier request by the other Party, neither the Receiving Party nor its Representatives shall have any right to keep or use the Confidential Information, and shall (i) promptly destroy or erase all electronic, optical or digital copies of Confidential Information (including materials containing Confidential Information) in its and its Representatives’ possession and certify such destruction to the other party in writing, and (ii) promptly either (A) deliver to the other Party all tangible Confidential Information (including materials containing Confidential Information) in its and its Representatives’ possession, or (B) destroy all tangible Confidential Information (including materials containing Confidential Information) in its or its Representatives’ possession and certify such destruction to the

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other party in writing. Notwithstanding the foregoing, the Receiving Party will not be required to delete or purge Confidential Information from computer tapes, discs or other electronic, optical or digital storage media to the extent such tapes, discs or other electronic, optical or digital storage media are maintained solely for general backup purposes and neither the Receiving Party nor its Representatives attempt to access such tapes, discs or other electronic, optical or digital storage media for the purpose of obtaining or reviewing Confidential Information.

3. Amendments to Section 3. The parties hereby agree that the non-solicitation period set forth in Section 3 of the Original Agreement is hereby extended so that it expires on the date that is one year from the date of this Amendment.

4. Amendments to Section 4. Section 4 is hereby amended as follows:

(i)	The words “Disclosing Party” in the second sentence of such Section 4 are hereby deleted and replaced with the words “Receiving Party”; and

(ii)	The following words are hereby added to the end of the final sentence of such Section 4:

so long as such disclosure is limited to the minimum portion of the Confidential Information that is legally required to be disclosed.

5. New Section 8. The following new Section 8 is hereby added to the Original Agreement:

8. Non-Reliance. Although the Company has endeavored to include in the Confidential Information which it believes to be relevant for the purpose of Convergys’s consideration, Convergys understands that neither the Company nor any of its Representatives has made or makes any representation or warranty as to the accuracy or completeness of the Confidential Information and that nothing contained in any discussions between the Company or any of its Representatives and Convergys or any of its Representatives shall be deemed to constitute a representation or warranty. Convergys agrees that neither the Company nor its Representatives shall have any liability to Convergys or any of its Representatives resulting from the use or contents of the Confidential Information or from any action taken or any inaction occurring in reliance on the Confidential Information. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between Convergys and the Company progress to such a point. The Company reserves the right, in its sole discretion, to determine what information it will provide or withhold, as well as the times as which it will make such information available.

6. New Section 9. The following new Section 9 is hereby added to the Original Agreement:

9. Standstill. Convergys hereby acknowledges that the Confidential Information is being furnished to it in consideration of its agreement that, for a period of 12 months from the date of this Agreement, it will not, and will cause its Representatives acting on its behalf and its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) not to (and Convergys will not, and will cause such Representatives and affiliates not to assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Board of Directors or the President and Chief Executive Officer of the Company:

(i)	acquire, or agree to acquire, offer, seek or propose to acquire (or request permission to do so or to make any proposal in such regards), or indicate any interest in so doing, directly or indirectly, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of the Company or any subsidiary thereof or any of the assets or businesses of the Company or any subsidiary thereof or any securities issued by the Company or any subsidiary thereof or any rights or options to acquire such ownership (including from a third party), or

(ii)	seek or propose to influence or control in any manner the management or the policies of the Company or to obtain representation on the Company’s Board of Directors, interfere by any means with any transaction involving the Company, solicit, or encourage or in any way participate in, directly or indirectly, the solicitation of, any proxies or consents, including as to voting matters, with respect to any securities of the Company, or make any public statement or filing with any governmental or judicial authority having any such effect, or

(iii)	offer, seek, propose or indicate an interest in any merger, consolidation, business combination, recapitalization, restructuring or other extraordinary transaction with respect to the Company or any subsidiary thereof or any of their respective businesses, or

(iv)	enter into any discussions, negotiations, arrangements or understandings with any third party (including security holders of the Company) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in any group (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing, or

(v)	take any action which might, in effect, require the Company to make a public announcement regarding any of the foregoing, seek or request permission to do any of the foregoing, request to amend or waive any provision of this paragraph (including, without limitation, any of clauses (i) through (v) hereof) or make or seek permission to make any public announcement with respect to any of the foregoing, or

(vi)	make, initiate, take or participate in any demand, request, action (legal or otherwise) or proposal (other than a proposal made privately to the Board of Directors of the Company) to amend, waive or terminate any provision of this Agreement.

The foregoing provisions of this Section 9 shall automatically become inoperative and of no force or effect if (a) any person or group shall have acquired or entered into a definitive agreement to acquire more than 50% of the equity securities of the Company or assets of the Company or its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries, (b) a third party makes a tender offer for more than 50% of the equity securities of the Company and the Company files a Schedule 14D-9 with respect to such offer that does not recommend that the Company’s stockholders reject such offer, or (c) the Company’s Board of Directors approves, in response to an acquisition or proposed acquisition of the Company’s Common Stock by a third-party, either (1) the redemption of the rights issued pursuant to the Company’s Third Amended and Restated Rights Agreement dated May 1, 2001 (and any amendment thereto or replacement plan therefor) (the “Rights Agreement”), or (2) the amendment of the Rights Agreement to increase the share ownership percentage at which a person becomes an “Acquiring Person” under the Rights Agreement, or (3) the amendment of the Rights Agreement to exempt or release one or more persons or their share ownership from coverage under the Rights Agreement.

7. Full Force and Effect. Except as amended by this Amendment, there are no other amendments to the Original Agreement, and the Original Agreement shall continue in full force and effect as amended hereby

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Convergys Corporation		Intervoice, Inc.

By:	/s/ David F. Dougherty	By:	/s/ Robert E. Ritchey
Print Name:	David F. Dougherty	Print Name:	Robert E. Ritchey
Title:	President & CEO	Title:	President & CEO

SIGNATURE PAGE TO FIRST AMENDMENT TO CONFIDENTIALITY AGREEMENT